Exhibit 10.1

NON-EXECUTIVE CHAIRMAN AGREEMENT

THIS NON-EXECUTIVE CHAIRMAN AGREEMENT (this “Agreement”), dated as of June 5, 2017, is entered into by and between Rightside Group, Ltd., a Delaware corporation (the “Company”) and David E. Panos (the “Chairman”).

WHEREAS, the Chairman desires to provide services to the Company, subject to the terms and conditions of this Agreement and the Company desires to retain the service of the Chairman as set forth herein.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.Term.  The Chairman’s service hereunder shall be for a term (the “Term”) commencing on June 3, 2017 (the “Effective Date”) and ending on the earliest to occur of (a) the first (1st) anniversary of the Effective Date, (b) the date on which the Chairman ceases to serve as the Chairman of the Company’s Board (the “Board”), whether due to removal, failure to be elected, resignation or otherwise, or (c) upon thirty (30) days prior written notice by either party to the other party.

2.Duties.  During the Term, the Chairman shall serve as Chairman of the Board in a non-executive capacity and shall not be either an employee or officer of the Company.  The Chairman may serve on one or more committees of the Board consistent with this Section 2.  During the Term, the Chairman shall, in a manner consistent with applicable legal and corporate governance standards: (a) regularly attend and preside at Board meetings, (b) chair the annual meeting of the Company’s stockholders, (c) be eligible to serve on such committees of the Board as may be requested by the Nominating and Corporate Governance Committee of the Board, subject to applicable independence standards pursuant to applicable law and listing exchange regulations, (d) serve as a member of the Board of Directors for DMIH Limited, United TLD Holdco Limited and Rightside Domains Europe Limited, (e) advise the Company’s Chief Executive Officer on projects for strategy, corporate development, business development and/or marketing and (f) provide investor relations services.

3.Commitment. The Chairman will devote such reasonable time, attention, skill and efforts to the business and affairs of the Company as is necessary to discharge the duties and responsibilities assigned to the Chairman hereunder and under the Company’s applicable governing documents, and shall serve the Company faithfully and to the best of his ability.

4.Compensation and Benefits.

(a)Annual Cash Compensation.  During the Term, the Chairman shall receive a fee of one hundred ten thousand dollars ($110,000) per annum, which amount shall be in lieu of and not in addition to any director cash retainers/fees and other cash compensation paid to other Directors (including without limitation committee retainers and/or meeting fees paid pursuant to the Company’s Non-Employee Director Compensation Program, as in effect from time to time (the “Director Comp Program”)).  Payments to the Chairman set forth in this

Section 4(a) shall be made in substantially equal monthly installments within thirty (30) days of receipt of an invoice from the Chairman.

(b)Business Development and Special Projects. The Chairman and the Company’s Chief Executive Officer may from time to time agree on additional projects to be performed by the Chairman at mutually agreed rates during the Term.

(c)Equity Awards.

(i) Annual Director Equity Awards. Subject to the terms and conditions applicable to annual equity award grants under the Director Comp Program, the Chairman shall be eligible to receive annual equity award grants under the Director Comp Program on the same terms and conditions generally applicable to members of the Board.

(iii)Change in Control.  Notwithstanding anything to the contrary contained in this Agreement or in any applicable equity award agreement between the Chairman and the Company, if a Change in Control (as defined in the Company’s 2014 Incentive Award Plan) occurs and the Chairman remains in continuous service at least until immediately prior to the Change in Control, all outstanding Company equity awards held by the Chairman shall accelerate and vest in full (and, if applicable, become exercisable) immediately prior to such Change in Control.

(d) Business and Entertainment Expenses.  During the Term, upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Company shall pay or reimburse the Chairman for all reasonable business-related expenses that the Chairman incurs in performing his duties under this Agreement.

(e)Health Insurance Plan.  During the Term, the Chairman (and the Chairman’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in the health and welfare benefit plans and programs maintained by Rightside for the benefit of its employees from time to time, pursuant to the terms of such plans and programs including any medical, hospitalization, dental and vision insurance plans and programs.

5.Termination of Services.

(a)General.  Subject to the provisions of this Section 5, nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate Chairman’s service with the Company in accordance with the Company’s governing documents and Washington corporate law, nor shall it interfere with or limit in any way the right of the Chairman to voluntarily terminate his services as Chairman and no longer provide the services contemplated hereby at his discretion.

(b)Obligations Upon Termination. Upon expiration and/or termination of this Agreement and the termination of the Chairman’s service as non-executive Chairman of the Board:

(i) Within thirty (30) days after the date of termination (or such earlier date as may be required by applicable law), the Company shall pay all amounts owing to the Chairman for services completed and/or reimbursable expenses (under Section 4(d) above) incurred through the termination date, including, but not limited to, any pro rata fee amount earned but not yet paid under Sections 4(a) and 4(b) of this Agreement.

(ii) Each of Section 6 (Confidential Information; Non-Solicitation and Non-Competition), Section 7 (Cooperation; Non-Disparagement), Section 8 (Liability Insurance), and Section 9(a) (Independent Contractor) hereof, as well as the Company Confidentiality Agreement (each, as defined below), shall survive termination of this Agreement and shall continue in effect, notwithstanding termination of this Agreement or the Chairman’s services hereunder.

6.Confidential Information; Non-Solicitation and Non-Competition. The Chairman hereby acknowledges that the Chairman has previously entered into an agreement containing confidentiality and other protective covenants consistent with the form agreement to be signed by all employees of the Company (the “Company Confidentiality Agreement”).  While the Chairman is providing the services contemplated by this Agreement to the Company, Chairman shall not consult with or advise any other company providing domain name related services, including, but not limited to, registrar, registry, web-hosting, search monetization or after-market domain services.

7.Cooperation; Non-Disparagement.

(a)The Chairman agrees not to disparage the Company or any of its affiliates and/or any officers, directors, employees, shareholders and/or agents in any manner intended or reasonably likely to be harmful to them or their business, business reputation or personal reputation.  The Company shall ensure that its directors and executive officers do not disparage the Chairman in any manner intended or reasonably likely to be harmful to the Chairman’s business or personal reputation.

(b)The Chairman agrees that the Chairman will use commercially reasonable efforts to cooperate with the Company, to the extent reasonably requested by the Company, to consult, advise and provide relevant input with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters that are within the scope of the Chairman’s duties and responsibilities to the Company and its affiliates during the Term.

8.Liability Insurance.  The Company shall cover the Chairman under directors and officers liability insurance both during and, while potential liability exists, after the Term in the same amount and to the same extent, if any, as the Company covers its other current and former directors.

9.Miscellaneous.

(a)Independent Contractor.  The Chairman expressly acknowledges and agrees that, as of the Effective Date, he is solely an independent contractor and shall not be construed to be an employee of the Company in any matter under any circumstances or for any purposes whatsoever.  The Company shall not be obligated to (i) pay, on the account of the

Chairman, any unemployment tax or other taxes required under the law to be paid with respect to employees, (ii) withhold any monies from the fees of the Chairman for income tax purposes or (iii) provide the Chairman with any benefits except as otherwise expressly set forth elsewhere in this Agreement, including without limitation welfare, pension, retirement or workers’ compensation insurance.  The Chairman acknowledges and agrees that the Chairman is obligated to report as income all compensation received by the Chairman pursuant to this Agreement, and to pay any applicable income, self-employment and other taxes thereon.

(b) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c)Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Chairman:  at the Chairman’s most recent address on the records of the Company.

If to the Company:

Rightside Group, Ltd.

5808 Lake Washington Blvd. NE, Suite 300

Kirkland, WA 98303

Attn: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(d)Section 409A of the Code.  To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”).  Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Chairman to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 9(d) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.  Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments.  To the extent permitted under Section 409A, any separate payment or benefit under this

Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.

(e)Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)Entire Agreement.  As of the Effective Date, this Agreement, together with the Company Confidentiality Agreement and the previously executed RSU Agreement between the Chairman and the Company, constitutes the final, complete and exclusive agreement between the Chairman and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, by the Company and its subsidiaries and affiliates, or representative thereof.

(g) Amendment.  No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto.

(i)Counterparts.  This Agreement and any agreement referenced herein may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Chairman has hereunto set the Chairman’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

Rightside Group, Ltd.,
a Delaware corporation

By:	/s/ Taryn Naidu Name: Taryn Naidu Title: CEO

“CHAIRMAN”

/s/ David E. Panos David E. Panos